Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1/A (No. 333-252515) and Form S-8 (No. 333-254085) of Danimer Scientific, Inc. (the Company) of our report dated October 15, 2020, except for the effects of the revision discussed in Note 1 to the consolidated 2020 financial statements as to which the date is March 29, 2021, relating to the consolidated financial statements, of Meredian Holdings Group, Inc., which appears in this Annual Report on Form 10-K of the Company.

/s/ Thomas Howell Ferguson P.A.

Tallahassee, Florida
March 29, 2021